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                                                                    EXHIBIT 3.12

                        CERTIFICATE OF ELIMINATION OF THE
                               DESIGNATION OF THE
                   SERIES C JUNIOR CONVERTIBLE PREFERRED STOCK
                            OF QUANTA SERVICES, INC.

                        Pursuant to Section 151(g) of the
                         General Corporation Law of the
                                State of Delaware

                  Quanta Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                  1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of one million shares of Series C Convertible Preferred Stock, par value $0.00001 per share (the "Series C Preferred Stock"), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 3, 2001, filed a Certificate of Designation with respect to such Series C Preferred Stock in the office of the Secretary of State of Delaware.

                  2. That no shares of said Series C Preferred Stock are outstanding and no shares thereof will be issued.

                  3. That, the Board of Directors of the Corporation adopted the following resolution:

                          WHEREAS, by resolution of the Board of Directors of
                  the Corporation and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on December 3, 2001, this Corporation authorized the issuance of a series of one million shares of Series C Convertible Preferred Stock of the Corporation (the "Series C Preferred Stock") and established the voting powers, designations, preferences and



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                  relative, participating and other rights, and the
                  qualifications, limitations or restrictions thereof; and

                           WHEREAS, as of the date hereof no shares of such
                  Series C Preferred Stock are outstanding and no shares of such Series C Preferred Stock will be issued; and

                           WHEREAS, it is desirable that all reference to such
                  Series C Preferred Stock be eliminated from the Restated Certificate of Incorporation, as amended, of the Corporation;

                           IT IS HEREBY RESOLVED, as of the date hereof no
                  shares of such Series C Preferred Stock are outstanding and no shares of such Series C Preferred Stock will be issued; and that the officers of the Corporation are hereby authorized and directed to file a Certificate with the office of the Secretary of State of Delaware setting forth a copy of this resolution whereupon all reference to such Series C Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as amended, of the Corporation.

                  4. That, accordingly, all reference to the Series C Preferred Stock, par value $0.00001 per share, of the Corporation be, and it hereby is, eliminated from the Restated Certificate of Incorporation, as amended, of the Corporation.

                  IN WITNESS WHEREOF, Quanta Services, Inc. has caused this Certificate to be signed by Dana A. Gordon, its Vice President - General Counsel, as of this 24th day of October, 2002.

                                       QUANTA SERVICES, INC.

                                       By: /s/ Dana A. Gordon
                                           ------------------

                                       Name: Dana A. Gordon

                                       Office: Vice President - General Counsel